Exhibit 99.2

FIRST EAGLE INVESTMENT MANAGEMENT COMPLETES ACQUISITION OF NEWSTAR FINANCIAL

NEW YORK, Dec. 22, 2017 – First Eagle Investment Management (“First Eagle”) today announced that it has completed its previously announced acquisition of NewStar Financial Inc. (NASDAQ:NEWS) (“NewStar”), an established lender and investment manager specializing in direct lending to middle-market companies and management of broadly syndicated loans. NewStar’s credit platform and investment teams now form the alternative credit group of First Eagle.

“We are very pleased to add NewStar, a high-quality alternative credit manager that will broaden our investment lineup for both institutional and retail investors,” said Mehdi Mahmud, president and chief executive officer of First Eagle Investment Management. “NewStar has a track record of prudent lending that dates back to before the global financial crisis of 2007-2008. Given where we are in the credit cycle, we think thoughtful investors will find NewStar’s approach compelling. We look forward to delivering middle-market direct lending and broadly syndicated loan solutions to investors searching for sources of meaningful and sustainable income.”

“With the closing of the transaction, we can now embark on the next phase of our evolution,” said Tim Conway, chief executive officer of NewStar. “While continuing to provide the quality of service our clients have come to expect from us, we will also be able to deliver our credit solutions to a wider circle of institutions and individuals that already know and respect First Eagle. We are confident that we have joined the right firm and are excited about our future at First Eagle.”

About First Eagle Investment Management

First Eagle Investment Management is an independent, privately-owned investment management firm headquartered in New York with approximately $116 billion in assets under management (as of September 30, 2017). Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside protection. Over a long history dating back to 1864, First Eagle has helped its clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles—a tradition that is central to its mission today. The firm’s investment capabilities include equity, fixed income and multi-asset strategies. For more information, please visit www.feim.com.

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